Exhibit 99.1

Press Release

For More Information, Call:

GAYLA J. DELLY
CHIEF FINANCIAL OFFICER	FEBRUARY 5, 2004
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS
EARNINGS FOR FOURTH QUARTER 2003
REVENUE AND EARNINGS EXCEED GUIDANCE

ANGLETON, TX, FEBRUARY 5, 2004 – Benchmark Electronics, Inc., (NYSE: BHE) a leading contract manufacturing provider, announced sales revenue of $487 million for the quarter ended December 31, 2003, compared to $468 million for the same quarter in the prior year and $455 million for the third quarter of 2003.  Fourth quarter net income was $13.4 million, compared to $12.7 million for the same quarter in the prior year and $12.9 million for the third quarter of 2003.  Diluted earnings per share was $0.32 for the fourth quarter of 2003, compared to $0.33 for the fourth quarter of 2002 and $0.32 for the third quarter of 2003.  Excluding a special item of $2.8 million ($1.9 million net of tax) in restructuring charges, the Company had net income before special items of $15.3 million, or $0.36 cents per diluted share, in the fourth quarter of 2003.

Sales revenue for the year ended December 31, 2003 was $1.8 billion, a 13% increase from $1.6 billion of revenue in the previous year.  Net income for the year ended December 31, 2003 was $55.4 million, compared to $35.9 million for the prior year.  Diluted earnings per share was $1.39 for the year ended December 31, 2003, compared to $1.01 per share in the prior year. Excluding two special items, an $8.1 million ($5.4 million net of tax) contract settlement gain and $2.8 million ($1.9 million net of tax) in restructuring charges, the Company had net income before special items of $51.9 million, or $1.31 per diluted share, for the year ended December 31, 2003.

“We are pleased to report another quarter and another year of strong results with growth in both revenues and profitability.  We look forward to the opportunities for further growth in 2004 with the expansion of our customer base and improving business conditions,” commented Cary T. Fu, President of Benchmark Electronics, Inc.

Fourth Quarter 2003 Financial Highlights

•                  Cash balance at December 31, 2003 of $356 million.

•                  Total debt outstanding down to $21.0 million at December 31, 2003.

•                  Accounts receivable increased by $6 million during the quarter to $209 million.

•                  Calculated days sales outstanding decreased to 39 days for the quarter.

•                  Inventories increased by $30 million during the quarter to $239 million.

•                  Inventory turns decreased to 7.5 from 8.0 in the previous quarter.

•                  Completed 3-for-2 stock split on November 13, 2003.  All share and per share data appearing in this press release have been retroactively adjusted for the stock split.

First Quarter 2004 Guidance

•                  Revenue in the first quarter of 2004 is expected to be between $470 million and $485 million.

•                  Earnings per share for the first quarter of 2004 are expected to be $0.33 to $0.37 per diluted share.

Non-GAAP Financial Measures

This press release includes financial measures for earnings and earnings per share that excludes certain items and therefore are not in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation between the GAAP results and results excluding special items (non-GAAP) is included at the end of this press release. By disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the company’s performance and underlying trends. Management utilizes a measure of net income and earnings per share on a non-GAAP basis that excludes certain items to better assess operating performance and to help investors compare our results with our previous guidance.  Benchmark’s guidance for the fourth quarter of 2003 did not include the impact of closing our Scotland facility during the fourth quarter of 2003.  Accordingly, we are providing information in this earnings release which adds back the costs associated with the closing of our Scotland facility to net income. This allows investors to more readily compare the fourth-quarter results with our previous guidance, and with the earnings in accordance with generally accepted accounting principles (GAAP) reported in previous quarters.

Non-GAAP information is not necessarily comparable to other companies. Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of our profitability or liquidity. Users of this financial information should consider the types of events and transactions for which adjustments have been made.

This news release contains certain forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict,” and similar expressions, and the negatives of such expressions, are intended to identify forward-looking statements.  Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties and assumptions, including but not limited to industry and economic conditions, customer actions and the other factors discussed in Benchmark’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of computers and related products for business enterprises, medical devices, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, and telecommunication equipment.  Benchmark’s global operations include facilities in eight countries. Benchmark’s Common Stock trades on the New York Stock Exchange under the symbol BHE.

A conference call hosted by Benchmark management will be held today at 10:00 am CST to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at www.bench.com.

###

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statements of Income

(Amounts in Thousands, Except Per Share Data)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Net sales	$487,051	468,179	1,839,821	1,630,020
Cost of sales	446,277	431,513	1,689,548	1,505,166

Gross profit	40,774	36,666	150,273	124,854

Selling, general and administrative expenses	15,732	16,625	64,976	64,191
Contract settlement	—	—	(8,108)	—
Restructuring charge	2,815	—	2,815	—
Asset write-offs	—	—	—	1,608

Operating income	22,227	20,041	90,590	59,055

Other income (expense):
Interest expense	(819)	(2,807)	(7,714)	(11,385)
Other	(1,501)	1,753	134	7,296
Total other expense, net	(2,320)	(1,054)	(7,580)	(4,089)

Income before income taxes	19,907	18,987	83,010	54,966

Income tax expense	6,498	6,282	27,574	19,073

Net income	$13,409	12,705	55,436	35,893

Numerator for basic earnings per share - net income	13,409	12,705	55,436	35,893
Interest expense on 6% convertible debt, net of tax	—	805	2,180	—
Numerator for diluted earnings per share	$13,409	13,510	57,616	35,893

Denominator for basic earnings per share - weighted average number of common shares outstanding during the period	40,649	36,425	38,124	34,404
Incremental common shares attributable to exercise of outstanding dilutive options	1,529	1,294	1,291	1,194
Incremental common shares attributable to conversion of 6% convertible debt	—	2,993	2,017	—
Denominator for diluted earnings per share	42,178	40,712	41,432	35,598

Earnings per share:
Basic	$0.33	0.35	1.45	1.04
Diluted	$0.32	0.33	1.39	1.01

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet
December 31, 2003
(Amounts in Thousands)
(UNAUDITED)

Assets

Current assets:
Cash	$356,140
Accounts receivable, net	208,810
Inventories, net	238,629
Other current assets	28,113

Total current assets	831,692

Property, plant and equipment, net	85,265
Other assets, net	7,603
Goodwill, net	114,503

Total assets	$1,039,063

Liabilities and Shareholders’ Equity

Current liabilities:
Current installments of other long-term debt	$21,017
Accounts payable	268,034
Other current liabilities	77,787

Total current liabilities	366,838

Other long-term debt, excluding current installments	11
Other long-term liabilities	7,889

Shareholders’ equity	664,325

Total liabilities and shareholders’ equity	$1,039,063

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statement of Income – Excluding Special Items
Three Months Ended December 31, 2003
(Amounts in Thousands)
(UNAUDITED)

	As Reported	Special Items	Before Special Items

Net sales	$487,051		487,051
Cost of sales	446,277		446,277

Gross profit	40,774		40,774

Selling, general and administrative expenses	15,732		15,732
Restructuring charge	2,815	(2,815)	—

Operating income	22,227	2,815	25,042

Other income (expense):
Interest expense	(819)		(819)
Other	(1,501)		(1,501)
Total other expense, net	(2,320)		(2,320)

Income before income taxes	19,907	2,815	22,722

Income tax expense	6,498	919	7,417

Net income	$13,409	1,896	15,305

Earnings per share:
Basic			$0.38
Diluted			$0.36

Weighted average number of shares outstanding:
Basic			40,649
Diluted			42,178

Benchmark Electronics, Inc. and Subsidiaries

Consolidated Statement of Income – Excluding Special Items
Year Ended December 31, 2003
(Amounts in Thousands)
(UNAUDITED)

	As Reported	Special Items	Before Special Items

Net sales	$1,839,821		1,839,821
Cost of sales	1,689,548		1,689,548

Gross profit	150,273		150,273

Selling, general and administrative expenses	64,976		64,976
Contract settlement	(8,108)	8,108	—
Restructuring charge	2,815	(2,815)	—

Operating income	90,590	(5,293)	85,297

Other income (expense):
Interest expense	(7,714)		(7,714)
Other	134		134
Total other expense, net	(7,580)		(7,580)

Income before income taxes	83,010	(5,293)	77,717

Income tax expense	27,574	(1,758)	25,816

Net income	$55,436	(3,535)	51,901

Numerator for basic earnings per share – net income			$51,901
Interest expense on 6% convertible debt, net of tax			2,180
Numerator for diluted earnings per share			$54,081

Denominator for basic earnings per share – weighted average number of common shares outstanding during the period			38,124
Incremental common shares attributable to exercise of outstanding dilutive options			1,291
Incremental common shares attributable to conversion of 6% convertible debt			2,017
Denominator for diluted earnings per share			41,432

Earnings per share:
Basic			$1.36
Diluted			$1.31